PARSONS/BURNETT, LLP

Attorneys at Law

www.pblaw.biz

James B. Parsons Admitted in Wa., Or. & CNMI jparsons@pblaw.biz	Robert J. Burnett Admitted in Wa. rburnett|@pblaw.biz

2070 Skyline Tower 10900 NE Fourth Street Bellevue, Washington 98004 Ph: (425) 451-8036 Fax: (425) 451-8568	505 W. Riverside Avenue, Suite 500 Spokane, Washington 99201 Ph: (509) 252-5066 Fax: (509) 252-5067

March 9, 2007

Board of Directors

Sovereign Exploration Associates International, Inc.

Dear Gentlemen:

In my capacity as counsel for Sovereign Exploration Associates International, Inc., a Utah corporation, (the "Company"), I have participated in the corporate proceedings relative to the registration by the Company of a maximum of 3,000,000 shares of common stock as set out and described in the Company's Registration Statement on FormS-8 under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Utah;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(3) The maximum of 3,000,000 shares of common stock, when distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

/s/ James B. Parsons

James B. Parsons